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    As filed with the Securities and Exchange Commission on January 22, 2010
                            Registration 333-141599

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT TO FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                   ------------------------------------------

   Post-Effective Amendment to Form S-8 Registration Statement No. 333-141599

                   ------------------------------------------


                               CNB FINANCIAL CORP.
                               -------------------
     (Exact name of registrant as specified in its articles of organization)


      MASSACHUSETTS                                 20-3801620
      -------------                                 ----------
(State or other jurisdiction of           (I.R.S. Employer Identification  No.)
incorporation or organization)



                       c/o United Financial Bancorp, Inc.
                                  95 Elm Street
                      West Springfield, Massachusetts 01089
                                 (413) 787-1700
                      -------------------------------------
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)


           CNB Financial Corp. Amended and Restated Stock Option Plan
           ----------------------------------------------------------
                            (Full title of the plan)

                               Richard B. Collins
                      President and Chief Executive Officer
                         United Financial Bancorp, Inc.
                                  95 Elm Street
                      West Springfield, Massachusetts 01089
                                 (413) 787-1700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer    [ ]                    Accelerated filer          [ ]
Non-accelerated filer      [ ]                    Smaller reporting company  |X|
(Do not check if a smaller reporting company)


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                                EXPLANATORY NOTE

         This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the "Registration Statements"):

         Registration Statement No. 333-141599 registering 398,400 shares of CNB Financial Common Stock in connection with the CNB Financial Corp. Amended and Restated Stock Option Plan.

         Pursuant to the Agreement and Plan of Merger, dated as of June 25, 2009, by and between United Financial Bancorp, Inc. and CNB Financial, CNB Financial merged with and into United Financial with CNB Financial ceasing to exist and United Financial continuing as the surviving corporation. The merger became effective at 11:58 p.m. on November 30, 2009.

         Upon the closing of the merger, each outstanding share of CNB Financial Common Stock was converted into the right to receive, at the election of the shareholder, either $10.75 per share in cash or 0.8257 shares of United Financial common stock, provided that the 50% of the CNB Financial Common Stock would be converted into cash. All CNB Financial shareholder elections were subject to the allocation and proration procedures set forth in the merger agreement. Shares of CNB Financial Common Stock are no longer quoted on the OTC Bulletin Board.

         As a result of the merger, CNB Financial has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertaking made by CNB Financial in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements that remain unsold at the termination of the offering, United Financial (as successor to CNB Financial) hereby terminates the effectiveness of the Registration Statements and deregisters any and all shares of CNB Financial Common Stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration statements, which remain unsold or unissued as of the date hereof.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, United Financial Bancorp, Inc. (as successor to CNB Financial Corp.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Springfield, Massachusetts, on this 21st day of January, 2010.

                                           UNITED FINANCIAL BANCORP, INC.
                                           (as successor to CNB Financial Corp.)



                                           By: /s/ Richard B. Collins
                                               --------------------------------
                                               Richard B. Collins
                                               President
                                               (principal executive officer)


         Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.


Name                                        Title                                            Date
----                                        -----                                            ----



/s/ Richard B. Collins                      President and Chief Executive  Officer      January 21, 2010
------------------------------------        (principal executive officer)
Richard B. Collins


/s/ Mark A. Roberts                         Treasurer and Chief Financial Officer       January 21, 2010
------------------------------------        (principal financial and accounting
Mark A. Roberts                             officer)


/s/ Paula A. Aiello                         Director                                    January 21, 2010
------------------------------------
Paula A. Aiello


/s/ Michael F. Crowley                      Director                                    January 21, 2010
------------------------------------
Michael F. Crowley


/s/ Carol Moore Cutting                     Director                                    January 21, 2010
------------------------------------
Carol Moore Cutting


/s/ Carol A. Leary                          Director                                    January 21, 2010
------------------------------------
Carol A. Leary




/s/ G. Todd Marchant                        Director                                    January 21, 2010
------------------------------------
G. Todd Marchant


/s/ Kevin E. Ross                           Director                                    January 21, 2010
------------------------------------
Kevin E. Ross


/s/ Robert A. Stewart, Jr.                  Director                                    January 21, 2010
------------------------------------
Robert A. Stewart, Jr.


/s/ Thomas H. Themistos                     Director                                    January 21, 2010
------------------------------------
Thomas H. Themistos